EXECUTIVE EMPLOYMENT AGREEMENT

	THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") effective the 1st day of March, 1999, by and between ARROW-MAGNOLIA INTERNATIONAL, INC., a Texas corporation, with principal executive offices at 2646 Rodney Lane, Dallas Texas 75229 (hereinafter referred to as the "Company") and MARK KENNER, an individual residing at 2646 Rodney Lane, Dallas Texas 75229, (hereinafter referred to as "Executive");

                  	W I T N E S S E T H:

	WHEREAS, Executive wishes to continue to be employed by the Company, and Executive and the Company desire to enter into an agreement relating to such employment;

	NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, it is agreed as follows:

	1.	Employment.  The Company employs Executive, and
Executive accepts employment by the Company, subject to the terms and conditions set forth herein.

	2.	Term.  Subject to the provisions hereof, the term of
Executive's employment by the Company under this Agreement shall be for a period of three (3) years commencing on the date hereof; provided, however, that at the end of each year of employment, the term of employment shall be extended for an additional one-year period unless, on or prior to the date six (6) months prior to the end of such year of employment, the Company shall give written notice to Executive or Executive shall give written notice to the Company of an intention to terminate this Agreement, in which event the term of employment shall comprise only the remaining two years and six months of the then existing term of employment. The term of Executive's employment hereunder, including any continuation or extension of the original term, is hereinafter referred to as the "Employment Period."

	3.	Position and Duties.  During the Employment Period,
Executive shall serve as Vice Chairman and Chief Executive Officer of the Company, with such assignments, powers and duties as are assigned or delegated to him by the Board of Directors of the Company. Such assignments, powers and duties may, from time to time, be modified by the Company, as needs may require. Executive shall also, at the request of the Company, perform similar services for any Affiliate (as hereinafter defined) of the Company without additional compensation. Executive agrees to devote substantially all of his time, skill, attention and energy to the business affairs of the Company and its Affiliates to advance the best interests of the Company and its Affiliates and shall not hold any other salaried position during the Employment Period.



	Nothing contained herein shall be construed to prevent Executive from investing his assets in any form or manner or from serving on the Boards of other corporations or charitable organizations or holding uncompensated positions with professional, academic or industry organizations, provided such investments and activities do not unreasonably interfere with Executive's performance of services on behalf of Company hereunder. As used in this Agreement, the term "Affiliate" of the Company means any person or corporation that, directly or indirectly through one or more intermediaries, is controlled by the Company.

	4.	Compensation.

	(a)	For all services rendered by Executive to the Company
during the Employment Period, the Company shall initially pay
Executive a salary at the rate of One Hundred Fifty-Four Thousand
Seven Hundred Dollars ($154,700.00) per year, payable, subject to such withholding as may be required by law, in installments in accordance with the Company's customary payroll practices.

	(b)	Effective January 1 of each calendar year during the
Employment Period, Executive shall receive an increase in salary of at least 6% from his salary for the prior calendar year.

	(c)	Executive shall also be entitled to receive quarterly
bonuses payable forty-five days after the end of each fiscal quarter of the Company equal to that percentage of the Company's net earnings specified below based upon the amount of net earnings for the fiscal quarter then ended (prior to accrual for such bonus and similar bonuses payable to other executives of the Company):

		Net Quarterly Earnings			Percentage Bonus

		Less than $300,000.00				0.0%
		$300,000.00						1.0%
		$350,000.00						1.5%
		$400,000.00						2.0%
		$450,000.00						2.5%
		$500,000.00						3.0%
		$550,000.00						3.5%
		$600,000.00						4.0%
		$650,000.00						4.5%
		$700,000.00 or greater				5.0%

	(d)	Further, Executive shall be entitled to receive an
annual bonus payable on or before March 31 of each year equal to that percentage of the Executive's base salary, as adjusted pursuant to Section 4(b), specified below based upon the Company's earnings before income tax for the fiscal year then ended (prior to accrual for such bonus and similar bonuses payable to other executives of the Company):



		Earnings Before Income Tax
		for the Fiscal Year 		Percentage of Base
		(Before Specified Accruals)	Salary Payable as Bonus

		$        0.00	- 299,999.00		 0.0%
		$  300,000.00	- 399,999.99		 7.5%
		$  400,000.00	- 499,999.99		10.0%
		$  500,000.00	- 599,999.99		12.5%
		$  600,000.00	- 699,999.99		15.0%
		$  700,000.00	- 799,999.99		17.5%
		$  800,000.00	- 899,999.99		20.0%
		$  900,000.00	- 999,999.99		22.5%
		$1,000.000.00 or greater			25.0%

	5.	Office Facilities.  During the Employment Period, the
Company will furnish Executive, without charge, suitable office facilities for the purpose of performing his duties hereunder, which facilities shall include secretarial, telephone, clerical and support personnel and services and shall be similar to those furnished to employees of the Company having comparable positions.

	6.	Fringe Benefits; Vacations.

	(a)	During the Employment Period, Executive shall be
entitled to participate in or receive benefits under such pension, medical and life insurance and other employee benefit plans of the Company which may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other employees of the Company having comparable positions.

	(b)	Executive shall be entitled to vacations with pay in
accordance with the policies of Employer in effect from time to time.

	(c)	The Company shall pay Executive $500.00 per month as
reimbursement for disability insurance which the Executive has or will individually obtain.

	(d)	The Company shall obtain and pay for the Executive's
family hospitalization coverage having substantially the terms of the coverage currently held by Executive.

	(e)	The Company shall provide at its expense and for the
exclusive use of Executive a luxury class automobile and shall pay all maintenance and insurance expenses associated therewith.

	(f)	Upon termination of the Employment Period for any
reason, the Company will offer to sell the vehicle described in
Section 6(e) to Executive or his representative at the depreciated cost shown on the Company books including depreciation up to the end of month of termination. Upon termination Executive may purchase such vehicle at the price indicated or return the vehicle to the Company.

	(g)	The stock option previously issued to Executive pursu-
ant to the Company's Non-Qualified Stock Option Plan (the "Plan") is hereby amended to make the option fully assignable and transferable, and Section 4.02 of the Plan is hereby amended to the extent and only to the extent necessary to make the options issued to Messrs. Morris Shwiff, Mark I. Kenner and Fred Kenner so transferable and assignable.

	7.	Expenses.  Subject to such policies regarding expenses
and expense reimbursement as may be adopted from time to time by the Company and compliance therewith by Executive, Executive is authorized to incur reasonable and necessary expenses in the performance of his duties hereunder, and the Company will reimburse Executive for such reasonable out-of-pocket expenses upon the presentation by Executive of a reasonably itemized account and receipts satisfactory to the Company.

	8.	Termination by Company.

	(a) If Executive dies during the Employment Period, Company shall pay to:

		(i) the surviving spouse of Executive in the event of his death, for so long as she survives; or,

		(ii) the estate of Executive if Executive's spouse does not survive him, or dies before expiration of the Employment
Period,

the sum of (x) all amounts payable to Executive hereunder through the date of death and (y) a lump sum payment of $100,000 less, in the case of (y), any amounts payable to Executive (or such spouse or estate) pursuant to any insurance programs provided for Executive's benefit with premiums paid by Company. All other rights of Executive under this Agreement shall terminate concur-rently with his death.

	(b)	The Company may terminate the employment of Executive
at any time upon written notice to Executive if Executive has (i) breached an express term or provision of this Agreement and has failed to remedy such breach within thirty (30) days of receipt by Executive of notice of such breach; (ii) habitually neglected the duties that Executive is required to perform under the terms of this Agreement at any time within ninety (90) days after having received a written notice from the Company that Executive has so neglected such duties; or (iii) willfully violated reasonable and substantial rules governing employee performance at any time within ninety (90) days after having received a written notice from the Company that Executive has so violated such rules. In the event of termination of Executive's employment pursuant to this Section 8(b), Executive shall continue to receive salary at the rate specified in Section 4(a) and, to the extent permitted by the applicable plans, to participate in the benefits described in
Section 6 on a month-to-month basis thereafter until (i) Executive shall have obtained subsequent employment or (ii) the expiration of an additional period of six months from the date of such termination, whichever time period is shorter.

	(c) If Executive commits any act of criminal misconduct, whether or not related to Executive's duties hereunder, or any clearly dishonest, disloyal or criminal act toward the Company or its Affiliates, the Employment Period and Executive's salary and other rights under this Agreement or as an employee of the Company shall terminate without severance pay or other obligation on the part of Company upon written notice from the Company to Executive, but such termination shall not affect the liability of Executive by reason of his misconduct or dishonest, disloyal or criminal conduct.

     (d) Notwithstanding anything to the contrary contained herein, the Employment Period and the Executive's salary and other rights under this Agreement or as an employee of the Company shall not be deemed to have been terminated pursuant to either Section 8(b) or (c) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Pre-change Directors (as defined below) of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive undertook actions which constitute the conduct set forth above in Section 8(b) or
(c).

	(e)	Nothing herein shall be construed to reduce or abrogate
any rights Executive may have pursuant to the Consolidated Omnibus Budget Reduction Act of 1985.

	9.	Termination by Executive.

	(a)	The Executive may terminate the Employment Period at
any time by giving the Company thirty (30) days notice, in which event the Company agrees to pay to Executive salary at the rate set forth in Section 4(a) as adjusted pursuant to Section 4(b) and, to the extent permitted by the applicable plans, to provide to Executive the benefits described in Section 6 for a period of six (6) months commencing on the date of termination. All other rights of Executive under this Agreement (except under Section 15, 16 and 17) shall terminate upon such termination.

	(b)	The Employment Period may be terminated by Executive,
if the Company fails to perform its duties hereunder or fails to comply with any of the provisions hereof, thirty (30) days after giving written notice to Company stating the nature of such non-performance or non-compliance, unless Company shall have remedied such non-performance or non-compliance with such thirty (30) days notice period.

	(c)	The Executive shall be entitled to terminate his
employment hereunder at any time that (A) a change in control of the Company (as defined below) has occurred and (B) there has occurred, without the express written consent of the Executive:

		(i)	a substantial alteration in the nature or status
of the title, position, duties or responsibilities of Executive from those in effect immediately prior to the change in control of the Company;

		(ii)	a reduction by the Company in the Executive's
salary as in effect on the date hereof or as the same may be increased from time to time;

		(iii) the relocation of the Company's principal executive offices to a location outside the Dallas
Metropolitan Area or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the change in control of the Company;

		(iv) the failure by the Company to continue in effect any compensation plan in which the Executive was participating immediately prior to the change in control, or the failure by the Company to continue the Executive's participation therein;

		(v) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's employee stock ownership, life insurance, medical, health-and-accident, or disability plans, as well as vacation, travel and club privileges in which the Executive was participating at the time of a change in control of the Company or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefits enjoyed by the Executive immediately before the time of the change in control of the Company; or

		(vi) any purported termination of the Executive's employment which is not effected in accordance with the requirements of Section 8 and, for purposes of this Agreement, no such purported termination shall be effective.

	(d)  Upon termination of the Employment Period pursuant to
Section 9(b) or 9(c), the Company shall pay to Executive in one lump sum on the fifth (5th) day following such termination, cash in an amount equal to the lesser of (i) the total compensation provided for under this Agreement for the balance of the then effective Employment Period and (ii) the amount that is one dollar ($1.00) less than the amount which would be deemed a "parachute payment" to Executive under the Internal Revenue Code of 1986, as amended, to be paid in consideration of Executive's election to terminate his employment with the Company and to release in full all rights as an employee of the Company.

     (e) For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule
14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, or any other actual change in the control of the Company (whether by merger, consolidation, acquisition of assets or stock or otherwise); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of the Company's common stock as of the date of this Agreement, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors, (ii) a change occurs in ownership of more than twenty-five percent (25%) in book value of the Company's assets, or (iii) during any period of two
(2) consecutive years, individuals who at the beginning of such two year period constituted the Board of Directors of the Company, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period
(collectively, "Pre-Change Directors"), cease for any reason to constitute a majority of the Company's Board of Directors.

	10.	Intellectual Property Rights.

	(a)	Executive hereby assigns, transfers, and conveys his
entire right, title, and interest in any and all Intellectual Property which he makes or conceives, whether as a sole inventor or originator or as a joint inventor or originator with others, whether made within or out of usual working hours or upon the premises or elsewhere, during the Employment Period. Executive understands that "Intellectual Property" as used herein includes information of a technical or a business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company, or its divisions, subsidiaries, Affiliates, or related entities.

	(b)	Either during or subsequent to Executive's employment,
upon the request and at the expense of the Company, and for no remuneration in addition to that due Executive pursuant to this Agreement, but at no expense to him, Executive agrees to execute, acknowledge, and deliver to the Company, its nominee, or its attorneys any and all instruments which in the judgment of the Company, its nominee, or its attorneys may be necessary or desirable to secure or maintain for the benefit of the Company or its nominee adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any Intellectual Property embraced within this Agreement, including but not limited to: (1) domestic and foreign patents and copyright applications, (2) any other applications for securing, protecting, or registering any property rights embraced within this Agreement, and (3) powers of attorney, assignments, oaths, affirmations, supplemental oaths and sworn statements; and further agrees to assist the Company, its nominee, or its attorneys as required to draft said instruments, to obtain said rights, and to enforce said rights.

	(c)	Executive further agrees to disclose to the Company
promptly in writing any and all ideas, designs, inventions, improvements, and developments, when conceived or made in whole or in part, by him and to maintain adequate and current records thereof.

	(d)	Any ideas, designs, inventions, improvements, dis-
coveries, and developments disclosed by Executive within one year following termination of his employment shall be deemed to have been assigned, transferred, and conveyed under the terms of paragraphs (a) and (b), unless proved to have been conceived after termination.

	11.	Covenant Not to Disclose.  Executive covenants and
agrees that he will not, at any time during or after the termination of his employment by the Company, communicate or disclose to any person, or use for his own account, or advise, discuss with, or in any way assist any other person or firm in obtaining or learning about, without the prior written consent of the Company, information concerning any inventions, processes, programs, systems, flow charts or equipment used in, or any secret or confidential or proprietary information, trade secrets or know-how (including, without limitation, any customer lists, trade secrets or information concerning any work done by the Company for its customers or done in an effort to solicit or obtain customers) concerning, the products, services, business or affairs of the Company or any of its Affiliates which is not generally available to the public and which has become known to Executive at any time he has been employed by the Company. Executive further covenants and agrees that he shall retain all such knowledge and information concerning the foregoing in trust for the sole benefit of the Company and its Affiliates and their respective successors and assigns. Upon termination of his employment with Company, all documents, records, notebooks, and similar repositories of or containing secret or confidential or proprietary information, including copies thereof, then in Executive's possession, whether prepared by him or others, will be left with Company.

	12.	 Protection of Company Goodwill and Proprietary
Information

	(a) The following provisions of this Agreement contain substantial restrictions on Executive's post-employment activities. As evidenced by his initials affixed to this and subsequent pages, Executive acknowledges that he has read and understands such provisions.

	(b) Executive recognizes and acknowledges that the lists of the Company's customers, as well as information pertaining to customer personnel, product preferences and buying habits as such lists or information may exist, whether same are ever actually committed to writing or otherwise compiled in one or more docu-ments, or are merely memorized by Executive, are also valuable, special and unique assets of the Company's business. Executive will not, during or after the term of this Agreement, disclose, directly or indirectly any of said customer lists or information of or pertaining to customers or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.

	(c) Further, Executive agrees:

		(i) that Executive shall not, during the one (1) year period immediately following the date upon which his employ-ment by Company is terminated, directly or indirectly, for himself or for any other person, firm, corporation, associa-tion or other entity, as an owner, independent contractor, principal, agent, officer, director, partner, stockholder, employee, consultant or otherwise, within any state of the United States of America or any foreign country in which the Company has sold goods or services within one (1) year prior to such termination, sell, solicit or accept orders, or assist or aid in the selling or solicitation or acceptance of orders for products similar to or which can be used in substitution for or replacement of the Company's to any party with whom Executive had contact while in the employ of Company and (A) who is or has been a customer or client of the Company at the date of such termination or within a period of one (1) year prior thereto, or (B) who has been identified as a potential customer or client of the Company as of the date of such termination;

		(ii) that Executive shall not during the one (1) year period immediately following the date upon which his employ-ment or engagement by Company is terminated, directly or indirectly, for himself or for any other person, firm, corporation, association or other entity as owner, independent contractor, principal, agent, officer, director, partner, stockholder, employee, consultant or otherwise, within any state of the United States of America or any foreign country in which the Company has purchased or obtained goods or services within one (1) year prior to such termination, employ or attempt to employ, or engage or attempt to engage, or solicit or encourage to leave the employment of Company or otherwise cease, curtail or modify his relationship with Company, any employee, salesman, independent contractor or agent employed or engaged by Company as of the date of Executive's termination, unless such person's employment or engagement with Company shall have been terminated by Company prior thereto or Company shall have consented to such employment, engagement, solicitation or encouragement in writing.

	(d) While the restrictions set forth in this Section 12 are considered by the parties to be reasonable in all circumstances, it is agreed that if any of such restrictions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced, the said restrictions shall apply with such modifications as may be necessary to make the same valid and effective.

	13.	Essential Nature of Covenants.  The existence of any
claim or cause of action of Executive against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 10, 11 and 12 hereof. Executive understands that the covenants contained in Sections 10, 11 and 12 are essential elements of the transactions contemplated by this Agreement and, but for the agreement of Executive to Sections 10, 11 and 12, the Company would not have agreed to enter into such transactions. Executive has had the opportunity to consult with counsel and to be advised in all respects concerning the reasonableness and propriety of Sections
10, 11 and 12 with specific regard to the nature of the business conducted by the Company, and Executive acknowledges that Sections 10, 11 and 12 are reasonable in all respects.



	14.	Remedies.  Notwithstanding Section 15 of this
Agreement, in the event of a breach or threatened breach by Executive of Sections 10, 11 or 12, the Company shall be entitled to obtain from any court having jurisdiction of the parties a temporary restraining order and an injunction restraining Executive from the commission of such breach. Nothing contained in this Section 14 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery money damages.

	15.	Arbitration.  Except as provided in Section 14 of this
Agreement, the Company and Executive agree to submit to binding arbitration any controversy or claim arising out of or relating to this Agreement or the breach thereof or any other matter relating in any manner to the relationship between the Company and Executive or the termination of such relationship or otherwise arising from or relating to any practices or procedures of the Company or conduct of the Company or its agents toward Executive, including but not limited to tortious claims and statutory claims.
 Such arbitration shall be conducted in the City of Dallas, Texas, in accordance with the Model Employment Arbitration Procedures then in effect or, if such have been repealed, the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

	16.	Certain Arbitration Procedures.

	(a)	The parties shall cooperate to the fullest extent
practicable in the voluntary exchange of documents and information to expedite any such arbitration. Any request for documents or other information should be specific, relate to the matter in controversy, and afford the party to whom the request is made a reasonable period of time to respond without interfering with the time set for the hearing.

	(b)	Document Production and Information Exchange.

		(i)	Any party may serve a written request for infor-
mation or documents ("information request") upon another party twenty (20) business days or more after the non-complaining party has received notice of the institution of arbitration proceedings. The requesting party shall serve the information request on all parties and file a copy with the arbitrator(s). The parties shall endeavor to resolve disputes regarding an information request prior to serving any objection to the request. Such efforts shall be set forth in the objection.

		(ii)	Unless a greater time is allowed by the requesting
party, information requests shall be satisfied or objected to within thirty (30) calendar days from the date of service.
Any objection to an information request shall be served by the objecting party on all parties and filed with the arbitrator(s).

		(iii) Any response to objections to an information re-quest shall be served on all parties and filed with the arbitrator(s) within ten (10) calendar days of receipt of the objection.

		(iv) Upon the written request of a party whose infor-mation request is unsatisfied, the matter will be referred by the arbitrator(s) to either a pre-hearing conference under subsection (d) of this section or to a selected arbitrator under subsection (f) of this section.

	(c)	At least ten (10) calendar days prior to the first
scheduled hearing date, all parties shall serve on each other copies of documents in their possession they intend to present at the hearing and shall identify witnesses they intend to present at the hearing. The arbitrators may exclude from the arbitration any documents not exchanged or witnesses not identified. This paragraph does not require service of copies of documents or identification of witnesses which parties may use for cross-examination or rebuttal.

	(d)(i) Upon the written request of a party or an arbitrator, a pre-hearing conference shall be scheduled. The arbitrator(s) shall set the time and place of a pre-hearing conference and appoint a person to preside. The pre-hearing conference may be held by telephone conference call. The presiding person shall seek to achieve agreement among the parties on any issue which relates to the pre-hearing process or to the hearing, including but not limited to exchange of information, exchange or production of documents, identification of witnesses, identification and exchange of hearing documents, stipulation of facts, identification and briefing of contested issues, and any other matters which will expedite the arbitration proceedings.

	(ii)	Any issues raised at the pre-hearing conference that
are not resolved may be referred to a single member of the arbitration panel for decision.

	(e)	The arbitrator(s) shall apply such rules of procedure
in addition to the preceding rules as the arbitrator(s) think appropriate under the circumstances, provided that both parties shall be entitled to representation by counsel, to appear and present written and oral evidence and argument, and to cross-examine witnesses presented by the other party, and the arbitrator(s) shall provide written reasons for the determination rendered.

	(f)	The arbitrators (if more than one) may appoint a single
member of the arbitration panel to decide all unresolved issues under this Section 16. Such arbitrator shall be authorized to act on behalf of the panel to issue subpoenas, direct appearances of witnesses and production of documents, set deadlines for compli-ance, and issue any other ruling which will expedite the arbitra-tion proceedings. Decisions under this section shall be made upon the papers submitted by the parties, unless the arbitrator calls a hearing. The arbitrator may elect to refer any issue under this section to the full panel.

	17.	Miscellaneous.

	(a)	Waiver of Breach.  The waiver by the either party of a
breach of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach by the other party.

	(b)	Binding Effect.  This Agreement shall inure to the
benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs and legal representatives.

	(c)	Headings.  The headings contained in this Agreement are
for reference purposes only and shall not affect the construction or interpretation of this Agreement.

	(d)	Severability.  Whenever possible each provision of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibi-tion or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

	(e)	Governing Law.  This Agreement shall be construed (both
as to validity and performance) and enforced in accordance with and governed by the laws of the State of Texas.

	(f)	Notice.  All notices which are required or may be given
under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, at the address listed above for such party, or to such other address as such party shall have specified by notice to the other party hereto as provided in this Section.

	(g)	Entire Agreement.  Except as specifically set forth
below, this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

	(h)	Amendment.  This Agreement may not be changed orally,
but only in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

	(i)	Limitations.  No suit, action, arbitration or other
proceeding based upon or arising out of this Agreement shall be maintainable in any court of law or equity or before any arbitra-tor(s) or other adjudicator(s) unless the same be commenced within two (2) years after the calendar date upon which the claim giving rise to such suit, action, arbitration or other proceeding arose.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

						ARROW-MAGNOLIA INTERNATIONAL, INC.



						By:

						Print Name:

						Title:





						MARK KENNER